Exhibit 99.1

Contacts: Devra Shapiro IPC The Hospitalist Company, Inc. (818) 766-3502	Stephanie Carrington/Jared Hoffman The Ruth Group (646) 536-7017/7013 scarrington@theruthgroup.com jhoffman@theruthgroup.com

IPC The Hospitalist Company, Inc. Expands Board of Directors

North Hollywood, CA—August 15, 2008—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced the election of Francesco Federico, M.D. and Patrick G. Hays to its Board of Directors.

Dr. Federico has served as President, CEO and Director of the Lakeside organization since 1986—Lakeside Systems, Inc. (2007)—the Holding Company; Lakeside HealthCare, Inc. (1997)—the Management Services organization; Lakeside Medical Group (1986)—the Independent Practice organization; Lakeside Medical Associates (1993)—The Medical Group; Lakeside Comprehensive HealthCare (2006)—the Knox Keene Entity. Lakeside, a comprehensive healthcare provider with a network of services throughout the San Fernando, Santa Clarita, San Gabriel and Simi Valleys in California caring for over 250,000 members and includes over 300 primary care physicians and 1,500 specialists, affiliations with urgent care centers, premier hospitals, labs and other medical support services such as outpatient surgery centers and physical therapy. Dr. Federico is board certified in internal medicine, medical oncology and hematology. He earned a BA and MD from Harvard. Dr. Federico also serves on the Board of Directors of California Medical Group RRG Insurance Co., Glendale Memorial Hospital Foundation, the California Association of Physician Groups and the Valley Community Clinic.

Mr. Hays founded Sutter Health in Sacramento, CA. in 1980, where he served as its Chief Executive Officer for fifteen years. From 1995 until his retirement in 2000, Mr. Hays was President and Chief Executive Officer of the Blue Cross Blue Shield Association, the national coordinating body for the nation’s then 49 independent BC/BS plans. Mr. Hays holds a bachelor’s degree in business administration from the University of Tulsa, and a master’s degree in health administration from the University of Minnesota. He is board certified in health care management and a Fellow of the ACHE. He currently serves on the board of several mid-stage development healthcare companies, in addition to Trinity Health, American Healthcare Solutions and Cain Brothers Investment Bankers.

Adam D. Singer, M.D., Chief Executive Officer, noted, “Frank and Patrick both bring a wealth of knowledge and expertise in the healthcare industry. Frank brings extensive years of experience operating a large physician group and Patrick’s extensive background with health plans and large hospitals will prove invaluable to IPC as we continue to execute on our growth strategy. We are pleased to welcome Frank and Patrick to our board and look forward to working with them in the future.”

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading national hospitalist physician group practice company focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.